EXHIBIT 10.01
October 2, 2007
Mr. Harold L. Covert
Dear Hal;
Silicon Image, Inc. (the “Company”) is pleased to confirm our offer to you in the position of Chief Financial Officer (CFO) reporting to Steve Tirado, the Company’s Chief Executive Officer, starting Oct. 4, 2007. Since we are expediting this offer, we have not been able to complete the required Silicon Image background investigation. While we do not anticipate any problems, this offer is contingent upon successfully completing that process. The terms of our offer are as follows:
1.	Your base salary will be $300,000 per year and will be subject to annual review. Your target bonus under the terms of the Company’s 2007 Bonus Plan and future incentive compensation plans is expected to be 45% of your base salary, which amount is subject to change in the final discretion of the Compensation Committee of the Company’s Board of Directors. Bonus payments under the 2007 Bonus Plan and future incentive compensation plans shall be based on the achievement of Company and personal performance objectives. For 2007 only, the Company shall, in February 2008, pay you a bonus equal to 45% of your base salary pro-rated for the portion of the 2007 fiscal year during which you are an employee of the Company. This bonus payment shall be offset by any amounts paid or payable to you under the terms of the Company’s 2007 Bonus Plan or other incentive compensation plan for the 2007 fiscal year.

Additionally, you will be eligible to participate in the regular health insurance and other employee benefit plans established by the Company for its employees from time to time.

2.	As an employee of the Company you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. To protect the interest of the Company, you will need to sign the Company’s standard “Employee Inventions and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not wish you to bring any confidential or proprietary material of any former employer or to violate any other obligations you may have to your former employer. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you under the Plan (as defined below) and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

3.	We will recommend that the Board or a duly authorized committee thereof approve a stock option grant to you, contingent on you accepting your new role as CFO, in the amount of 200,000 shares of the Company’s Common Stock. The grant date for this stock option grant shall be the first 15th day of the calendar month following the date you commence work at the Company, and the exercise price for such grant shall be the closing price of the Company’s Common Stock on such grant date. Provided you continue to provide services to the Company, the stock options will become vested and exercisable with respect to 25% of the total shares granted on the 12 month anniversary date of the grant date, and thereafter on the 15th day of each succeeding month an additional 2.083% of the total shares granted under the stock option will become vested and exercisable. However, the foregoing stock option grant by the Company and the final terms thereof are subject to the approval of the Board or a duly authorized committee thereof and our recommendation that the Board or a duly authorized committee thereof approve the foregoing stock option grant is not a promise of compensation, and is not intended to create any obligation on the part of the Company. Further details on the Company’s stock option plan and on any specific stock option grant to you will be provided upon approval of such stock option grant by the Board.

4.	You will eligible to participate in any change of control severance arrangements approved by the Board or a duly authorized committee thereof and made generally available to other members of the senior management team.

5.	This offer of employment is made to you in confidence, and we ask that you not disclose its terms to anyone other than your immediate family or personal advisor. If you do disclose any of its terms to a family member or personal advisor, please caution the recipient of this information that such information is confidential and must not be disclosed to anyone.

6.	While we look forward to a long and mutually beneficial relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means that your employment with the Company can be terminated by either of us for any reason or no reason, at any time and without cause or prior notice. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. The at-will nature of your employment with the Company may only be changed in a written agreement signed by the Company’s CEO with the approval of the Board or a duly authorized committee thereof.

7.	Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three business days of starting your new position you will need to present documentation confirming your identify and demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our Human Resource department.

8.	Please also note that due to United States export control laws, the Company may need to make inquiries into your citizenship if you will have probable or actual contact with certain technology and/or source code. Should the Company determine that you will have probable or actual contact with certain technology and/or source code, and should you be a citizen of an embargoed country under United States export control laws, this may have a material effect on the terms and conditions of your employment with the Company.

9.	You and the Company agree to submit to mandatory and exclusive binding arbitration any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining injunctive relief from a court having jurisdiction over the parties for any alleged violation of the Employee Invention Assignment and Confidentiality Agreement. Such arbitration shall be conducted through JAMS in the State of California, Santa Clara County, before a single arbitrator, in accordance with the JAMS Employment Arbitration Rules and Procedures in effect at that time. The arbitrator must decide all disputes in accordance with California law and shall have power to decide all matters, including arbitrability. You will bear only those costs of arbitration you would otherwise bear had you brought a covered claim in court. When the arbitrator has issued a decision, judgment on that decision may be entered in any court having jurisdiction thereof. We each understand and agree that we are waiving a trial by jury. However, this arbitration provision shall not affect your right to file an administrative claim before any government agency where, as a matter of law, the parties may not restrict the Employee’s ability to file an administrative claim with said agency (by way of example, claims before the Equal Employment Opportunity Commission and the National Labor Relations Board). Otherwise, the parties agree that arbitration shall be the exclusive remedy for administrative claims.

10.	This offer of employment will remain valid until Wednesday, October 3, 2007. If you decide to accept our offer please sign the enclosed copy of this letter in the space indicated and return it to the Human Resource department. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer and the attached documents. Should you have anything else that you wish to discuss, please do not hesitate to call.

Hal, we look forward to you joining Silicon Image, Inc and developing a strong working relationship with you in your new role.

Sincerely,
/s/ Doug Haslam
Doug Haslam
Vice President, Human Resources Silicon Image, Inc

My signature below indicates acceptance of the terms and conditions of this offer and acknowledgement that I have read and understood the terms and conditions of this offer. I further acknowledge that no other commitments or representations were made to me as part of my employment offer except as specifically set forth herein.

/s/ Harold Covert	10/02/07

Harold L. Covert	Date